Exhibit 10(vii)

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is made and entered into as of August 1, 2009 by and between Carol Laws (“Consultant”), having a place of business at 4527 West 10th Avenue, Vancouver, B.C. V6R 2J2 and Simple Tech Inc., a State of Nevada corporation (“Simple Tech Inc.” or the "Company"), having a place of business at 2829 Bird Avenue, Miami, FL 33130

WHEREAS, Consultant is in the business of providing consulting services; and
WHEREAS, Simple Tech Inc. desires Consultant to provide its consulting services to Simple Tech Inc. and Consultant desires to provide such services to Simple Tech Inc.

NOW, THEREFORE, the parties hereto agree as follows:

1. INDEPENDENT CONTRACTOR STATUS.  The parties acknowledge and agree that Consultant is an independent contractor and not an employee, agent, joint venture or partner of Simple Tech Inc. Consultant acknowledges and agrees that, as an independent contractor, Consultant will not be entitled to (i) make a claim for unemployment, worker’s compensation or disability, or (ii) receive any vacation, health, retirement or other benefits, pursuant to this Agreement or Consultant’s relationship with Simple Tech Inc. Simple Tech Inc. will not make state or federal unemployment insurance contributions on behalf of Consultant, or withhold FICA (Social Security) contributions or state and federal income taxes from its payments to Consultant. Consultant agrees that it shall make such contributions and withhold such taxes for any of its employees performing services.

2. PERFORMANCE OF SERVICES.

2.1. Consultant shall perform such duties as a consultant as may be, from time to time, reasonably delegated by or agreed to with the Board of Directors of Simple Tech Inc. consistent with the Consultant's abilities. Consultant agrees to provide services to Simple Tech Inc., and to promptly deliver to Simple Tech Inc. any work product resulting from the performance of services.
2.2. Consultant will determine the general method, details and means of performing the Services, provided that Consultant shall strictly observe any Simple Tech Inc. policies or procedures applicable to the workplace if using the premises and/or equipment of Simple Tech Inc.
During the consulting period, the Consultant shall expend sufficient time during its working time to meet the corporate objectives as assigned to it by Simple Tech Inc.’s Board; shall devote its best efforts, energy and skill to the services of Simple Tech Inc. and the promotion of its interests; and shall not take part in activities detrimental to the best interests of Simple Tech Inc. Nothing in this Agreement shall preclude the Consultant during the term of this Agreement from engaging, directly or indirectly, in any business activity which is not competitive with the then existing business of Simple Tech Inc. This Agreement is non-exclusive in that the Consultant shall have the right to perform work for others during the term of this Agreement and Simple Tech Inc. may cause similar work to be performed by its own personnel or other contractors or consultants during the term of this Agreement.

3.0. COMPENSATION; EXPENSES; AND PAYMENT.

3.1. Commencing August 1, 2009, Simple Tech Inc. will pay the Consultant for all services rendered to Simple Tech Inc. by the Consultant, a consulting fee of $5,000.00 USD for the month of August 2009; and each month thereafter through the terms of this Agreement.

3.2. Simple Tech Inc. shall reimburse the Consultant for all reasonable business expenses incurred by it in the performance of its duties hereunder.
3.3 Simple Tech Inc. will pay the Consultant upon receipt of invoice at the end of the month for which the services were rendered.
3.4 Carol Laws shall be entitled to 100,000 incentive stock options, upon the date of executing this agreement. The exercise price for these options will be equal to the conversion price per share of the next equity financing completed by Simple Tech Inc. or in the alternative at any price so determined by the Board of Directors. Additional options grants will be awarded on a yearly basis as determined by the Compensation Committee.

Exhibit 10(vii)

4.0. TERM; TERMINATION OF SERVICES AND/OR AGREEMENT.

4.1. This Agreement is entered into as of August 1, 2009 and will continue in effect through June 30, 2010 unless terminated earlier in accordance with this Section 4.2. Thereafter this Agreement will be deemed to have been renewed on an annual basis unless formally terminated in writing in accordance with this Section 4.2.

4.2. Either party may terminate this Agreement by giving 30 days written notice to the other.  On termination of this Agreement, Consultant shall cease providing services and submit any final expenses, receipts or costs for reimbursement. On termination of this Agreement for any reason, any remaining Stock Options at the discretion of the Consultant will be deemed to have vested forthwith, and the Consultant will have a further 30 days during which to exercise such Stock Options according to this Agreement, with reference to item 3.3 above. On termination of this Agreement for any reason, the Consultant will be paid its regular monthly fee for the remainder of the month during which the notice of termination was received. Any payments to the Consultant due on termination of this Agreement shall be paid by Simple Tech Inc. forthwith.

5.0. CONFIDENTIAL INFORMATION.
5.1. Consultant shall maintain in strict confidence all confidential information that Consultant receives in the course of providing services or otherwise in connection with its relationship with Simple Tech Inc., and shall use confidential information only for the specific purposes of performing Consultant's obligations hereunder. Confidential information shall include any trade secrets, knowledge, data, intellectual property or other information of the Company relating to the Company and its businesses in whatever form, tangible or intangible, including, without limitation, information regarding cost of new accounts, customer lists, customer activity rates and other customer information, technology (hardware and software), discoveries, processes, algorithms, mask works, strategies, products, processes, know how, technical data, designs, formulas, test data, business plans, marketing plans and advertising results, research, product plans, financial data and information or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates which Consultant may produce, obtain or otherwise learn of during the course of Consultant’s performance of services.

5.2. The restrictions in Section 5.1 above shall not apply to information that (i) was already lawfully known to Consultant; (ii) was independently developed by Consultant; (iii) becomes rightfully known to Consultant from another source, without restriction on subsequent disclosure or use; or (iv is or becomes part of the public domain through no wrongful act of Consultant.

Exhibit 10(vii)

6.0. OWNERSHIP OF WORK PRODUCT.
6.1. The parties agree that all work product of the Consultant under this Agreement will be the property of the Company, and the Consultant will maintain in strict confidence all information received in the course of providing services or otherwise in connection with its relationship with Simple Tech Inc., and will use such information only for the specific purposes of performing the Consultant's obligations hereunder.
6.2. Notwithstanding anything to the contrary herein, Consultant shall be free to use its general skills, know-how and expertise in the course of providing its services to others, provided that Consultant shall not specifically disclose any Confidential Information in so doing.

7. GENERAL.7.1. Simple Tech Inc. hereby agrees to indemnify and hold Consultant harmless from any and all liabilities incurred by Consultant under the Securities Act of 1933, as amended (the "Act"), the various state securities acts, or otherwise, insofar as such liabilities arise out of or are based upon (i) any material misstatement or omission contained in any offering documents provided by Simple Tech Inc., or (ii) any intentional actions by Simple Tech Inc., direct or indirect, in connection with any offering by Simple Tech Inc., in violation of any applicable federal or state securities laws or regulations. Furthermore, Simple Tech Inc. agrees to reimburse Consultant for any legal or other expenses incurred by Consultant in connection with investigating or defending any action, proceeding, investigation, or claim in connection herewith. The indemnity obligations of Simple Tech Inc. under this paragraph shall extend to the shareholders, directors, officers, employees, agents, and control persons of Consultant.
7.2. The indemnity obligations of Simple Tech Inc. under this Agreement shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of Simple Tech Inc., the Consultant, and any other such persons or entities mentioned hereinabove.
7.3. The parties agree that they will make good faith efforts to settle any dispute, claim or controversy arising out of or relating to this Agreement by discussion, negotiation and/or mediation.
7.4. Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of Nevada.
7.5. Notice. Any notice required or desired to be given under this Agreement will be deemed sufficiently given and received if in writing and delivered or sent by facsimile, email or regular mail to the address of Simple Tech Inc. or to any of Simple Tech Inc.’s Directors, and to the Consultant, and each party will keep the other appraised of its current contact information.
7.6. Modifications. Any modifications of this Agreement shall be in writing and signed by both parties.
7.7. Complete Agreement. This Agreement, including all attachments hereto, constitutes the complete and exclusive statement of the agreement between Simple Tech Inc. and Consultant, and it supersedes all proposals, oral or written, and all other communications between Simple Tech Inc. and Consultant relating to the subject matter of this Agreement.
7.8. Severability. If any provision of this Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability, the remainder of this Agreement shall continue in full force and effect.

Exhibit 10(vii)

7.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Simple Tech Inc.

By: /s/Robert H. Miller

Authorized Signatory

Robert Miller
Director

CAROL LAWS

By: /s/ Carol Laws

Authorized Signatory